Exhibit 10.34

FIRST AMENDMENT TO THE

KAISER ANALYTICAL MANAGEMENT SERVICES

401(k) PLAN

WHEREAS, Section 10.01 of the Kaiser Analytical Management Services 401(k) Plan (“Plan”) permits Kaiser Analytical Management Service, Inc., (“Company”) to amend the Plan; and

WHEREAS, the Company would like to amend the Plan to (1) eliminate the optional forms of benefit available under the Plan, other than the lump sum form of distribution, and (2) provide for the merger of the amended Plan into the Kaiser Group International, Inc. Section 401(k) Plan;

NOW, THEREFORE, effective as of the date following the date this amendment is executed, the Plan is amended as follows:

1.             Sections 6.01 and 6.02 are amended to read as follows:

6.01         Form of Distribution. A Member’s Vested Account shall be distributed in the form of a lump sum, whether it is payable to the Member or the Member’s Beneficiary following the Member’s death.

6.02         Optional Forms of Distribution. There are no optional forms of distribution available under the Plan.

2.             Section 10.01(a) is amended to read as follows:

“The Plan is amended to eliminate or restrict the ability of a Member to receive payment of his Account balance under a particular optional form of benefit and the amendment provides a single sum distribution form that is otherwise identical to the optional form of benefit eliminated or restricted. For purpose of this condition, a single sum distribution form is otherwise identical only if it is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Member) except with respect to the timing of payments after commencement. Section AA(3) of the Adoption Agreement shall no longer apply.”

3.             Section 10.03 is amended to add a new paragraph at the end thereof to read as follows:

The Plan is merged into the Kaiser Group International, Inc. Section 401(k) Plan (“Kaiser Plan”), effective as of the close of business on February 28, 2006. The merger shall satisfy the requirements of Code section 414(l). Plan assets shall be transferred to the trustee of the Kaiser Plan, and merged with the assets of such plan, as soon as administratively feasible on or after such date.

4.             The first paragraph of Section 10.07 is amended to read as follows:

“Each member may name a Beneficiary to receive any death benefit (other than any income payable to a Contingent Annuitant) which may arise out of his participation in the Plan. The Member may change his Beneficiary from time to time. Unless a qualified election has been made, the Beneficiary of a Member who has a spouse shall be the Member’s spouse. The Member’s Beneficiary designation and any change of Beneficiary shall be subject to Section 6.03. It is the responsibility of the Member to give written notice to the Insurer of the name of the Beneficiary on a form furnished for that purpose.”

Executed this 15th day of February, 2006.

KAISER ANALYTICAL MANAGEMENT SERVICES, INC.

By:	/s/ Douglas W. McMinn
Title: Chief Executive Officer